Derma Sciences Completes MedEfficiency Acquisition

- Assumes Direct Sales For TCC-EZ™, the High-Growth, Market-Leading, Gold-Standard Treatment for Diabetic Foot Ulcers -

PRINCETON, N.J. (April 17, 2012) – Derma Sciences, Inc. (Nasdaq: DSCI)(“Derma Sciences”), a medical device and pharmaceutical company focused on advanced wound care, has completed its previously announced acquisition of MedEfficiency, Inc. (“MedEfficiency”), manufacturer of the TCC-EZ™ Total Contact Cast system. Under the terms of the acquisition, Derma Sciences paid $14.5 million in cash for the privately held company.

“We are very excited to complete the acquisition of MedEfficiency and its excellent products, including the TCC-EZ, a gold-standard treatment for diabetic foot ulcers,” said Edward J. Quilty, Derma Sciences’ chief executive officer. “Our work to integrate this business has already begun, and we expect the integration process to be completed by the end of July. This acquisition is a key component of our strategy to be the leading provider of novel products for healing chronic wounds, including diabetic foot ulcers. With TCC-EZ, we are even better positioned to improve our market penetration in the U.S. and in our expansion markets of Europe, the Middle East, Asia and Latin America,” Mr. Quilty added.

“We have retained the key members of MedEfficiency’s sales and marketing management team and we have also retained MedEfficiency sales managers as regional specialists to complement our existing leadership infrastructure and enhance our existing national advanced wound care sales team. As a united team driving sales we anticipate even stronger growth of these products moving forward,” concluded Mr. Quilty.

About the TCC-EZ Total Contact Cast

Reducing pressure in the treatment of diabetic foot wounds is a critical component of therapy. The Total Contact Cast has proven to be the Gold Standard of treatment due to its ability to reduce pressure (known as off-loading) and facilitate patient adherence to the treatment regimen. Several randomized controlled studies have shown that use of total contact casts leads to significantly improved rates of healing versus all other modalities (89.5% for total contact casts; a 30% improvement over diabetic walking boots, the next closest method). However, until now, use of total contact casting methods has been low, due to the amount of time required for application and the inconsistency in technique.

The TCC-EZ solves both of these problems: the cast is a patented fiberglass-based knit tubular sock that is rolled onto a patient's foot and lower leg in less than five minutes. This is formed into a cast, which sets in approximately 10 minutes, greatly reducing the amount of time required for both application and curing of the cast. These new efficiencies will act as a major incentive for clinicians to employ total contact casts, and should substantially increase utilization rates. The TCC-EZ also provides additional support.

According to the 2011 National Diabetes Fact Sheet, an estimated 25.8 million Americans – or approximately 10% of the population – are living with diabetes today. Nearly 1.6 million new cases of diabetes are diagnosed in people 20 years and older each year. A new government report underscores the epidemic of diabetes in America. The number of Americans with diabetes could triple by 2050, according to the Centers for Disease Control and Prevention. One in 10 U.S. adults has the disease now, but that figure could increase to one in three in the next 40 years.

Total Contact Casting, in conjunction with comprehensive wound care protocols, provides a dynamic approach to complete immobilization, which allows the tissue to heal without being disturbed or traumatized by repetitive injury or shear forces.

About Derma Sciences, Inc.

Derma Sciences is a medical technology company focused on three segments of the wound care marketplace: pharmaceutical wound care products, advanced wound care dressings and traditional dressings. Derma Sciences has successfully completed the Phase 2 clinical trial in diabetic foot ulcer healing with DSC127, an investigational pharmaceutical drug under development for accelerated wound healing and scar reduction, and is preparing to begin Phase 3 clinical trials. Its MEDIHONEY® product is the leading brand of honey-based dressings for the management of wounds and burns. The product has been shown to be effective in a variety of indications, and was the focus of a positive large-scale, randomized controlled trial involving 108 subjects with leg ulcers. Other novel products introduced into the $14 billion global wound care market include XTRASORB® for better management of wound exudate, and BIOGUARD® for infection prevention.

For more information please visit www.dermasciences.com.

Forward-Looking Statements

Statements contained in this news release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as "may," "will," "expect," "believe," "anticipate," "intend," "could," "estimate" or "continue" are intended to identify forward-looking statements. Readers are cautioned that certain important factors may affect the Company's actual results and could cause such results to differ materially from any forward-looking statements that may be made in this news release or that are otherwise made by or on behalf of the Company. Factors that may affect the Company's results include, but are not limited to, product demand, market acceptance, impact of competitive products and prices, product development, completion of an acquisition, commercialization or technological difficulties, the success or failure of negotiations and trade, legal, social and economic risks. Additional factors that could cause or contribute to differences between the Company's actual results and forward-looking statements include but are not limited to, those discussed in the Company's filings with the U.S. Securities and Exchange Commission.

Contacts:

Derma Sciences, Inc.

John E. Yetter

Vice President and CFO

(609) 514- 4744

jyetter@dermasciences.com

Barry Wolfenson

Executive Vice President, Global Marketing and Business Development

(609) 514- 4744

bwolfenson@dermasciences.com

LHA

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Kim Sutton Golodetz (kgolodetz@lhai.com)

(212) 838-3777

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(310) 691-7100

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Media

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